Pricing Supplement No. U849 To the Product Supplement No. U-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 May 17, 2013

$500,000 18 Month 10.00% per annum Callable Yield Notes due November 24, 2014 Linked to the Performance of the Common Stock of Facebook, Inc. and the Common Stock of LinkedIn Corporation
General
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The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Underlyings. Investors should be willing to lose some or all of their investment if a Knock-In Event occurs with respect to any Underlying. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Interest will be paid quarterly in arrears at a rate of 10.00% per annum, subject to Early Redemption. Interest will be calculated on a 30/360 basis.
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The Issuer may redeem the securities, in whole but not in part, on any Interest Payment Date scheduled to occur on or after August 22, 2013. No interest will accrue or be payable following an Early Redemption.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing November 24, 2014.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
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The securities priced on May 17, 2013 (the “Trade Date”) and are expected to settle on May 22, 2013 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlyings:
The common stock of Facebook, Inc. and the common stock of LinkedIn Corporation (each a “Reference Share Issuer”). Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Share Price and Knock-In Price:

	Underlying	Ticker	Initial Share Price	Knock-In Price
	Facebook, Inc. (“FB”)	FB UW <Equity>	$26.25	$13.125
	LinkedIn Corporation (“LNKD”)	LNKD UN <Equity>	$182.35	$91.175
Interest Rate:	10.00% per annum. Interest will be calculated on a 30/360 basis.
Interest Payment Dates:
Unless redeemed earlier, interest will be paid quarterly in arrears on August 22, 2013, November 22, 2013, February 24, 2014, May 22, 2014, August 22, 2014 and the Maturity Date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.

Redemption Amount:
At maturity, the Redemption Amount you will be entitled to receive will depend on the individual performance of each Underlying and whether a Knock-In Event occurs. Subject to Early Redemption, the Redemption Amount will be determined as follows:

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If a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. In this case, the maximum Redemption Amount will equal the principal amount of the securities. Therefore, unless the Final Share Price of each of the Underlyings is equal to or greater than to its Initial Share Price, the Redemption Amount will be less than the principal amount of the securities. You could lose your entire investment.

	•	If a Knock-In Event does not occur, the Redemption Amount will equal the principal amount of the securities you hold.
Any payment on the securities is subject to our ability to pay our obligations as they become due.
Early Redemption:
Prior to the Maturity Date, the Issuer may redeem the securities in whole, but not in part, on any Interest Payment Date scheduled to occur on or after August 22, 2013 upon notice on or before the relevant Early Redemption Notice Date at 100% of the principal amount of the securities, together with the interest payable on that Interest Payment Date.

Early Redemption Notice Dates:
Notice of Early Redemption will be provided prior to the relevant Interest Payment Date on or before August 19, 2013, November 19, 2013, February 19, 2014, May 19, 2014 or August 19, 2014 as applicable.

Knock-In Event:	A Knock-In Event will occur if, on any trading day during the Observation Period, the closing price of any Underlying is equal to or less than its Knock-In Price.
Knock-In Price:	For each Underlying, as set forth in the table above.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$15.00	$985.00
Total	$500,000.00	$7,500.00	$492,500.00
(1) We or one of our affiliates will pay discounts and commissions of $15.00 per $1,000 principal amount of securities. For more detailed information, please see ‘‘Supplemental Plan of Distribution (Conflicts of Interest)’’ on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
While the payment at maturity will be based on the full Price to Public of your securities, Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $960.00, as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”). The estimated value is less than the Price to Public because it does not include the Underwriting Discounts and Commissions specified above and other costs of creating and marketing the securities. For further explanation, please see “Selected Risk Considerations—Estimated Value of the Securities After Deducting Certain Costs,” “—Effect of Interest Rate Used in Estimating Value” and “—Secondary Market Prices” in this Pricing Supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$500,000.00	$68.20

Credit Suisse

May 17, 2013

Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
	Final Share Price—Initial Share Price Initial Share Price	; subject to a maximum of zero
Initial Share Price:	For each Underlying, as set forth in the table above.
Final Share Price:	For each Underlying, the closing price of such Underlying on the Valuation Date.
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Valuation Date:†	November 19, 2014
Maturity Date:†	November 24, 2014
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22547Q2E5
† The Valuation Date for any Underlying is subject to postponement if such date is not an underlying business day for such Underlying or as a result of a market disruption event in respect to such Underlying and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date for any Underlying is postponed, in each case as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. U-I dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001501/dp29492_424b2-ui.htm

•	Prospectus supplement and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate, for a $1,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a range of Underlying Returns for the Lowest Performing Underlying and, in the case of the tables, total payments over the term of the securities (which include both payments at maturity and the total interest paid on the securities), both in the event a Knock-In Event does not occur and in the event a Knock-In Event does occur. The tables and examples reflect that the Interest Rate applicable to the securities is 10.00% per annum and assume that (i) the securities are not redeemed prior to maturity, (ii) the term of the securities is exactly 18 months and (iii) the Knock-In Price for each Underlying is 50.0% of the Initial Share Price for such Underlying. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual interest payment. The Redemption Amounts and total payment amounts set forth below are provided for illustration purposes only. The actual Redemption Amounts and total payments applicable to a purchaser of the securities will depend on several variables, including, but not limited to (a) whether on any trading day during the Observation Period the closing price of any Underlying is equal to or less than its respective Knock-In Price and (b) the Final Share Price of the Lowest Performing Underlying determined on the Valuation Date. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the Final Share Price of the Lowest Performing Underlying will decrease in comparison to its Initial Share Price. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

Table 1: A Knock-In Event DOES NOT occur.

Percentage Change from the Initial Share Price to the Final Share Price for the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount per $1,000 Principal Amount of Securities (Knock-In Event does not occur)	Total Interest Payment per $1,000 Principal Amount of Securities	Total Payment per $1,000 Principal Amount of Securities
50%	0%	$1,000	$150.00	$1,150.00
40%	0%	$1,000	$150.00	$1,150.00
30%	0%	$1,000	$150.00	$1,150.00
20%	0%	$1,000	$150.00	$1,150.00
10%	0%	$1,000	$150.00	$1,150.00
0%	0%	$1,000	$150.00	$1,150.00
-10%	-10%	$1,000	$150.00	$1,150.00
-20%	-20%	$1,000	$150.00	$1,150.00
-30%	-30%	$1,000	$150.00	$1,150.00
-40%	-40%	$1,000	$150.00	$1,150.00
-49.99%	-49.99%	$1,000	$150.00	$1,150.00

Table 2: A Knock-In Event DOES occur.

Percentage Change from the Initial Share Price to the Final Share Price for the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount per $1,000 Principal Amount of Securities (Knock-In Event occurs)	Total Interest Payment per $1,000 Principal Amount of Securities	Total Payment per $1,000 Principal Amount of Securities
50%	0%	$1,000	$150.00	$1,150.00
40%	0%	$1,000	$150.00	$1,150.00
30%	0%	$1,000	$150.00	$1,150.00
20%	0%	$1,000	$150.00	$1,150.00
10%	0%	$1,000	$150.00	$1,150.00
0%	0%	$1,000	$150.00	$1,150.00
-10%	-10%	$900	$150.00	$1,050.00
-20%	-20%	$800	$150.00	$950.00
-30%	-30%	$700	$150.00	$850.00
-40%	-40%	$600	$150.00	$750.00
-50%	-50%	$500	$150.00	$650.00

-60%	-60%	$400	$150.00	$550.00
-70%	-70%	$300	$150.00	$450.00
-80%	-80%	$200	$150.00	$350.00
-90%	-90%	$100	$150.00	$250.00
-100%	-100%	$0	$150.00	$150.00

Example 1: A Knock-In Event occurs because on a trading day during the Observation Period, the closing price of one Underlying is equal to or less than its Knock-In Price; and the Final Share Price of the Lowest Performing Underlying is less than its Initial Share Price.

Underlying	Lowest closing price of the Underlying during the Observation Period	Final Share Price
FB	100% of Initial Share Price	110% of Initial Share Price
LNKD	50% of Initial Share Price	50% of Initial Share Price

Since the closing price of LNKD on a trading day during the Observation Period is equal to or less than its Knock-In Price, a Knock-In Event occurs. LNKD is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Share Price of LNKD ― Initial Share Price of LNKD	; subject to a maximum of 0.00
Initial Share Price of LNKD

= -0.50

Redemption Amount	=	principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)
	=	$1,000 x (1 – 0.50)
	=	$500

Example 2: A Knock-In Event occurs because on a trading day during the Observation Period, the closing price of one Underlying is equal to or less than its Knock-In Price; the closing price of the Lowest Performing Underlying on any trading day during the Observation Period is never equal to or less than its Knock-In Price; and the Final Share Price of the Lowest Performing Underlying is less than its Initial Share Price.

Underlying	Lowest closing price of the Underlying during the Observation Period	Final Share Price
FB	50% of Initial Share Price	110% of Initial Share Price
LNKD	80% of Initial Share Price	80% of Initial Share Price

Since the closing price of FB on a trading day during the Observation Period is equal to or less than its Knock-In Price, a Knock-In Event occurs. LNKD is the Lowest Performing Underlying, even though its closing price on any trading day during the Observation Period is never equal to or less than its Knock-In Price.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Share Price of LNKD ― Initial Share Price of LNKD	; subject to a maximum of 0.00
Initial Share Price of LNKD

= -0.20

Redemption Amount	=	principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)
	=	$1,000 x (1 – 0.20)
	=	$800

Example 3: A Knock-In Event occurs because on a trading day during the Observation Period, the closing price of one Underlying is equal to or less than its Knock-In Price; and the Final Share Price of the Lowest Performing Underlying is greater than its Initial Share Price.

Underlying	Lowest closing price of the Underlying during the Observation Period	Final Share Price
FB	50% of Initial Share Price	110% of Initial Share Price
LNKD	90% of Initial Share Price	120% of Initial Share Price

Since the closing price of FB on a trading day during the Observation Period is equal to or less than its Knock-In Price, a Knock-In Event occurs. FB is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Share Price of FB ― Initial Share Price of FB	; subject to a maximum of 0.00
Initial Share Price of FB

= 0.10

BUT 0.10 is greater than the maximum of 0.00, so the Underlying Return of the Lowest Performing Underlying is 0.00.

Redemption Amount	=	principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)
	=	$1,000 x (1 + 0.00)
	=	$1,000

Example 4: A Knock-In Event does not occur.

Underlying	Lowest closing price of the Underlying during the Observation Period	Final Share Price
FB	90% of Initial Share Price	110% of Initial Share Price
LNKD	75% of Initial Share Price	110% of Initial Share Price

Since the closing price of each Underlying on any trading day during the Observation Period was never equal to or less than its Knock-In Price, a Knock-In Event does not occur.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued or unpaid interest. If a Knock-In Event occurs and the Final Share Price of the Lowest Performing Underlying is less than its Initial Share Price, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the Final Share Price of the Lowest Performing Underlying will decrease in comparison to its Initial Share Price. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID INTEREST, AT MATURITY OR UPON EARLY REDEMPTION — The securities will not pay more than the principal amount, plus accrued and unpaid interest, at maturity or upon early redemption. If the Final Share Price of each Underlying is greater than its respective Initial Share Price (regardless of whether a Knock-In Event has occurred), you will not participate in the appreciation of any Underlying. Assuming the securities are held to maturity and the term of the securities is exactly 18 months, the maximum amount payable with respect to the securities will not exceed $1,150.00 for each $1,000 principal amount of the securities.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Underlyings, the payment of any amount due on the securities, including any applicable interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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THE REDEMPTION AMOUNT PAYABLE AT MATURITY WILL BE LESS THAN THE PRINCIPAL AMOUNT OF THE SECURITIES EVEN IF A KNOCK-IN EVENT OCCURS WITH RESPECT TO ONLY ONE UNDERLYING AND THE FINAL SHARE PRICE OF ONLY ONE UNDERLYING IS LESS THAN ITS INITIAL SHARE PRICE — Even if on a trading day during the Observation Period the closing price of only one Underlying is equal to or less than its Knock-In Price, a Knock-In Event will have occurred. In this case, the Redemption Amount payable at maturity will be less than the principal amount of the securities if, in addition to the occurrence of a Knock-In Event, the Final Share Price of at least one Underlying is less than its Initial Share Price. This will be true even if on every trading day during the Observation Period the closing price of the Lowest Performing Underlying was never equal to or less than its Knock-In Price.

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THE SECURITIES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION, WHICH WOULD LIMIT YOUR ABILITY TO ACCRUE INTEREST OVER THE FULL TERM OF THE SECURITIES —The securities are subject to a potential early redemption. Prior to maturity, the securities may be redeemed on any Interest Payment Date scheduled to occur on or after August 22, 2013, upon notice on or before the relevant Early Redemption Notice Date. If the securities are redeemed prior to the Maturity Date, you will be entitled to receive the principal amount of your securities and any accrued but unpaid interest payable on such Interest Payment Date. In this case, you will lose the opportunity to continue to accrue and be paid interest from the date of Early Redemption to the scheduled Maturity Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

•	SINCE THE SECURITIES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE UNDERLYING, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE

PRICE OF EACH UNDERLYING — Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of securities linked to the lowest performing Underlying, the individual performance of each Underlying is not combined to calculate your return and the depreciation of any Underlying is not mitigated by the appreciation of any other Underlying. Instead, if a Knock-In Event occurs, the Redemption Amount payable at maturity will depend on the lowest performing of the Underlyings to which the securities are linked.

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ESTIMATED VALUE OF THE SECURITIES AFTER DEDUCTING CERTAIN COSTS — Assuming no changes in market conditions, our creditworthiness and other relevant factors, the estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities.  These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models.  These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

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EFFECT OF INTEREST RATE USED IN ESTIMATING VALUE — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spread”), to account for costs related to structuring and offering the securities. In circumstances where the internal funding rate is lower than the secondary market credit spread, the value of the securities would be higher if we used our secondary market credit spread. Our use of our lower internal funding rate is also reflected in the secondary market prices of the securities. Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar securities of other issuers.

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SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) offers to repurchase your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. Furthermore, assuming no change in market conditions or other relevant factors from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we repurchase the securities from such dealer.

We (or an affiliate) may initially offer to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

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NO AFFILIATION WITH THE REFERENCE SHARE ISSUERS — We are not affiliated with the Reference Share Issuers. You should make your own investigation into the Underlyings and the Reference Share Issuers. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuers.

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HEDGING AND TRADING IN THE UNDERLYINGS — While the securities are outstanding, we or any of our affiliates may carry out hedging activities related to the securities, including in the Underlyings or instruments related to the Underlyings. We or our affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the prices of the Underlyings on any trading day during the Observation Period, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlyings;

o	the time to maturity of the securities;

o	the Early Redemption feature, which is likely to limit the value of the securities;

o	the dividend rate on the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	the occurrence of certain events to the Underlyings that may or may not require an anti-dilution adjustment;

o	events affecting companies engaged in the Internet, technology and media industries;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlyings or markets generally and which may affect the price of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

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THE UNDERLYINGS HAVE LIMITED TRADING HISTORY — The common stock of Facebook, Inc. began trading on The NASDAQ Stock Market LLC on May 18, 2012 and the common stock of LinkedIn Corporation began trading on The New York Stock Exchange on May 19, 2011 and therefore have a limited historical performance. Past performance should not be considered indicative of future performance.

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NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return based on the purchase of the Underlyings.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Underlyings.

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ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments—For equity securities of a reference share issuer” in the accompanying product supplement.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlyings

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file numbers provided below.

This pricing supplement relates only to the securities offered hereby and does not relate to the Underlyings or other securities of the Reference Share Issuers. We have derived all disclosures contained in this pricing supplement regarding the Underlyings and the Reference Share Issuers from the publicly available documents. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuers.

Facebook, Inc.

According to its publicly available filings with the SEC, Facebook, Inc. builds products for users, developers and advertisers: users access the products free of charge on the Internet and mobile platforms and use those products to stay connected with their friends and family and to share information; developers use the Facebook platform to build applications and websites that integrate with Facebook to reach its users; advertisers engage with users of Facebook or subsets of its users based on information users have chosen to share with Facebook. The common stock of Facebook, Inc., par value $0.000006 per share, is listed on The NASDAQ Stock Market LLC. Facebook’s SEC file number is 001-35551 and can be accessed through www.sec.gov.

LinkedIn Corporation

According to its publicly available filings with the SEC, LinkedIn Corporation is the world's largest professional network on the Internet: users are able to create, manage and share their professional identity online, build and engage with their professional network, access shared knowledge and insights, and find business opportunities. The common stock of LinkedIn Corporation, par value $0.0001 per share, is listed on The New York Stock Exchange. LinkedIn’s SEC file number is 001-35168 and can be accessed through www.sec.gov.

Historical Information

The following graphs set forth the historical performance of Facebook, Inc. based on its closing prices from May 18, 2012 through May 17, 2013 and the historical performance of LinkedIn Coporation based on its closing prices from May 19, 2011 through May 17, 2013. The closing price of one share of Facebook, Inc. on May 17, 2013 was $26.25. The closing price of one share of LinkedIn Corporation on May 17, 2013 was $182.35. We obtained the historical information below from Bloomberg, without independent verification. You should not take the historical prices of the Underlyings as an indication of future performance of the Underlyings or the securities. The prices of any of the Underlyings may decrease so that a Knock-In Event occurs and at maturity you will receive a Redemption Amount equal to less than the principal amount of the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due. We cannot give you any assurance that the closing prices of the Underlyings will remain above their respective Knock-In Prices during the Observation Period. If on any trading day during the Observation Period, the closing price of any Underlying is equal to or less than its Knock-In Price, and the Final Share Price of the Lowest Performing Underlying is less than its Initial Share Price, then you will lose money on your investment.

For additional information about the Underlyings, see information set forth under “The Underlyings” herein.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•          a financial institution,

•          a mutual fund,

•          a tax-exempt organization,

•          a grantor trust,

•          certain U.S. expatriates,

•          an insurance company,

•          a dealer or trader in securities or foreign currencies,

•          a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•          an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Due to the terms of the securities and the uncertainty of the tax law with respect to characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes.  The possible alternative characterizations and risks to investors of such characterizations are discussed below.  Based on the advice of our special tax counsel, we intend to treat the securities, for U.S. federal income tax purposes, as (1) a put option (the “Put Option”) that requires the holder to cash settle against the value of the reference underlying for an amount equal to the Deposit (as defined below) if the reference underlying declines to a defined floor level and ends up equal to or less than the initial level and (2) a deposit with us of cash, in an amount equal to the amount paid for a security (the “Deposit”) to secure the holder’s potential obligation to cash settle against the value of the reference underlying.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities as consisting of a Deposit and a Put Option with respect to the reference underlying for all U.S. federal income tax purposes.  The balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.

It is also possible that the IRS would seek to characterize a security as a notional principal contract (an “NPC”).  In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate income regardless of an investor’s usual method of tax accounting.  Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature.  Deductions for NPC payments may be limited in certain cases.  Certain payments under an NPC may be treated as U.S. source income.  The IRS could also seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  Alternatively, in the event that the securities have a term of more than one year and reference an equity interest in a “pass-thru entity” within the meaning of Code section 1260 (which includes shares in, among others, an exchange-traded fund, a regulated investment company, a real estate investment trust, a partnership or a trust), the IRS might assert that the securities constitute a “constructive ownership transaction.”  If the securities were treated as a constructive ownership transaction, under Code section 1260, all or a portion of your gain, if any, from the securities would be recharacterized as ordinary income, and you would be required to pay additional tax calculated by reference to interest on the tax on such recharacterized income.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership, and disposition of the securities.

Payment of Coupons

In accordance with the agreed-upon tax treatment described above, we will treat each coupon (a “Coupon”) as comprised of a component that is stated interest on the security, which should be treated as interest on the Deposit of 0.3495%, and the balance of the Coupon should be treated as a payment of put premium received by you in respect of the Put Option to us (the “Put Premium”).  The Put Premium component of each Coupon will be treated as an installment payment of the Put Premium for the Put Option.  Any Put Premium paid prior to redemption or maturity of the securities should be treated as short-term capital gain when received.

We will treat the Deposit as a debt obligation issued by us.  Consistent with this treatment, U.S. Holders should include the interest component of each Coupon in income as received or accrued, based on their method of accounting.

Payment at Redemption or Maturity of the Securities

If the redemption amount is paid in cash, a U.S. Holder should be deemed to receive all or a portion of the Deposit and any accrued but unpaid Coupons.  Any Coupons deemed to be received will be taxed as described above.  Ordinarily, there should be no gain or loss on the Deposit, and the remainder of this discussion assumes that this will be the case.

If the amount received at redemption or maturity (excluding any Coupon paid at such time) is paid in cash and is less than the amount of the Deposit, the Put Option should be deemed exercised at the time of redemption or maturity, as the case may be.  In such a case, the difference between the Deposit and the amount received, less accrued but unpaid interest on the Deposit to which the U.S. Holder is entitled (taxed as described above), is deemed to have been paid to settle the Put Option.  Any loss on the Put Option, calculated as (a) the Deposit, less (b) the amount received at redemption or maturity (excluding any Coupon paid at such time and less accrued but unpaid interest on the Deposit to which the U.S. Holder is entitled) plus the Put Premium (excluding any Put Premium that has been included in income), should be short-term capital loss.

If the amount received at redemption or maturity is paid in cash and the amount of cash paid at redemption is equal to the Deposit (excluding any Coupon paid at such time), the Put Option should be deemed to have expired unexercised and an amount equal to any accrued but unpaid Put Premium should be treated as short-term capital gain.  The interest portion of any Coupon should be taxed as described above.

If at redemption or maturity the amount due is paid in physical shares or units of the underlying, the U.S. Holder should not recognize any gain or loss with respect to the Put Option (other than with respect to cash received in lieu of fractional shares or units, as described below).  The U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to the Deposit less any Put Premium received that has not been included in income.  The U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  The U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Sale or Exchange of the Securities

Upon a sale or exchange of a security, a U.S. Holder should allocate the sale proceeds received between the Deposit and the Put Option on the basis of their respective fair market values on the date of sale.  The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sale proceeds allocable to the Deposit (less accrued but unpaid interest on the Deposit which will be taxed as described above under “Payment at Redemption or Maturity of the Securities”) and the U.S. Holder’s adjusted tax basis in the Deposit (which generally will equal the issue price of the security).  Generally, there should be no gain or loss with respect to the Deposit.

A U.S. Holder should generally recognize gain or loss with respect to the Put Option in an amount equal to the difference between the amount of the sale proceeds allocable to the Put Option and the U.S. Holder’s adjusted tax basis in the Put Option.  If the value of the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit) exceeds the Deposit, then the U.S. Holder should recognize short-term capital gain equal to the amount of remaining sale proceeds allocable to the Put Option.  If the value of the Deposit exceeds the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit), then the U.S. Holder should be treated as having paid the buyer an amount equal to the amount of such excess in exchange for the buyer’s assumption of the U.S. Holder’s rights and obligations under the Put Option (such excess being referred to as “Deemed Payment”).  In such a case, the U.S. Holder should recognize short-term capital loss in an amount equal to the Deemed Payment made by the U.S. Holder to the buyer with respect to the assumption of the Put Option.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or six months after the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on January 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments made after December 31, 2013, may be subject to 30% withholding.

Non-U.S. Holders Generally

The U.S. withholding tax consequences of any Coupon payment in respect of the securities is uncertain.  Given the uncertainty, we will withhold U.S. income tax at a rate of 30% on any Coupon payment.  It may be possible for a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) to take the position that some or all of a Coupon payment is exempt from the 30% U.S. withholding tax or subject to a reduced withholding tax rate under an applicable tax treaty.  Any Non-U.S. Holder taking the position that a Coupon payment is exempt from the 30% withholding tax or eligible for a reduced rate of U.S. withholding tax may seek a refund or credit of any excess amounts withheld by us by filing an appropriate claim for refund with the IRS.

Payment of the redemption amount by us in respect to the securities (except to the extent of the Coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2013.

Proposed regulations address whether a payment is a dividend equivalent.  The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes.  An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement.  The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States.  The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized.  Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment or deemed payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.

Non-U.S. Holders should consult their tax advisors regarding whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States.  Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.  Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on January 24, 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the securities acquired after December 31, 2013, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31,

2012.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of $15.00 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse